Exhibit 99.1

FOR IMMEDIATE RELEASE

McDermott Reports Fourth Quarter and Full-Year 2015 Financial and Operational Results

Focus on Project Execution and Cost Management has Driven a Significant Increase in Operational Profit in 2015

Recent Awards Balancing Geographic Portfolio and Successful Entry into the India Subsea Market

Substantial Backlog Provides Strong Foundation for 2016

Company to Host Conference Call and Webcast Today at 4:00 pm CDT

HOUSTON – February 22, 2016 – McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial and operational results for the fourth quarter and full-year ended December 31, 2015.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Twelve Months Ended		Delta
	Dec. 31, 2015	Dec. 31, 2014	Qtr-on-Qtr	Dec. 31, 2015	Dec. 31, 2014	Year-on-Year
Revenues	$667.4	$806.4	$(139.0)	$3,070.3	$2,300.9	$769.4
Adjusted Operating Income[1]	48.2	29.0	19.2	174.7	23.7	151.0
Adjusted Operating Margin[1]	7.2%	3.6%	3.6%	5.7%	1.0%	4.7%
Adjusted Net Income[1]	16.0	11.2	4.8	65.5	(60.8)	126.3
Adjusted Diluted EPS[1]	0.06	0.04	0.02	0.23	(0.26)	0.49

Cash Provided by Operating Activities	60.6	119.3	(58.7)	55.3	7.0	48.3

Operating Income	13.5	25.9	(12.4)	91.2	8.6	82.6
Operating Margin	2.0%	3.2%	(1.2%)	3.0%	0.4%	2.6%
Net Income / (Loss)	(18.7)	8.2	(26.9)	(18.0)	(76.0)	58.0
Diluted EPS	(0.08)	0.03	(0.11)	(0.08)	(0.32)	0.24

1)	Adjustments to the GAAP financial measures include restructuring charges in all quarters, charges associated with a legal settlement in the third quarter of 2015 and year-end mark-to-market pension adjustments in the fourth quarter of each year.

“We are very pleased with our fourth quarter and 2015 full year-results, as they reflect the impact of all the initiatives we have worked on to date, and clearly demonstrate the operational and financial turnaround that began in 2014. The Company has been significantly strengthened, not only in terms of backlog and operating income, but also in terms of its capabilities and its competencies in an extremely challenging market. Of special note this quarter, all Areas were operationally profitable on an adjusted basis,” said David Dickson, President and Chief Executive Officer of McDermott. “Our success in winning the ONGC Vashishta award in addition to a sizeable transportation and installation (“T&I”) contract offshore Trinidad demonstrates our continued focus on customer engagement and the realization of our strong brand reputation. It also demonstrates our ability to balance the geographic portfolio while remaining a leader in the Middle East. Additionally, our recently announced long-term, mutually exclusive consortium with Larsen & Toubro further strengthens our relationship, provides customers with our combined capabilities and provides a unique solution for the offshore and deepwater India market. Our commitment to excellence in project execution was also evident during the quarter, as our marine campaign on INPEX Ichthys remained on schedule, and we successfully completed the offshore installation and hook up of the PB Litoral Jacket and Topsides ahead of schedule. Subsequent to year end we announced the April naming ceremony of our new flagship derrick lay vessel, the DLV 2000, and its secured scope as part of our current work schedule in INPEX Ichthys as well as the new award of Greater Western Flank Phase 2, which builds on our leading position in Australia and provides the DLV 2000 with its first pipelay scope. Despite the current macro outlook we hold greater than 80% of expected 2016 revenue in backlog, our bidding activity remains high and we continue to anticipate a good revenue opportunity pipeline. In addition, as we move into 2016, we welcome Erich Kaeser to McDermott’s Board of Directors, whose experience and insights will complement the current Board.”

Fourth Quarter 2015 Operating Results

The Company realized fourth quarter 2015 adjusted net income of $16.0 million, or $0.06 per adjusted fully diluted share, excluding restructuring charges of $8.7 million and the year-end non-cash mark-to-market pension charge of $26.0 million, compared to an adjusted net income of $11.2 million, or $0.04 per adjusted fully diluted share, excluding restructuring charges of $6.0 million and the year-end non-cash mark-to-market pension gain of $2.9 million in the prior-year fourth quarter. Fourth quarter 2015 earnings per share attributable to McDermott stockholders on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) was a net loss of $18.7 million, or $0.08 per fully diluted share, compared to earnings of $8.2 million, or $0.03 per fully diluted share for the prior-year quarter.

The Company reported fourth quarter 2015 revenues of $667.4 million, a decrease of $139.0 million, compared to revenues of $806.4 million for the prior-year fourth quarter. The INPEX Ichthys project drove the decrease in revenue as it had comparatively lower activity than the prior-year fourth quarter which included significant marine activities, including the installation of the riser support structure and the reeled pipe lay scope. The key projects contributing to revenue for the fourth quarter of 2015 were INPEX Ichthys, Aramco Safaniya Phase 2, ADMA 4 Gas Injection, Brunei Shell pipeline replacement and PB Litoral.

The Company’s adjusted operating income for the fourth quarter 2015 was $48.2 million, or an adjusted operating margin of 7.2%, excluding the adjustments mentioned above. These results compare to the 2014 fourth quarter adjusted operating income of $29.0 million, or an adjusted operating margin of 3.6%, excluding the adjustments mentioned above. Operating income for the fourth quarter 2015 was positively impacted by the successful negotiation and agreement of weather related recoveries in the Middle East, a change order on the INPEX Ichthys contract, cost reductions as a result of the McDermott Profitability Initiative (“MPI”), reversal of liquidated damage reserves related to a schedule extension on PB Litoral and better than expected utilization. These positive impacts were partially offset by idle costs associated with some of our marine vessels and fabrication facilities due to project sequencing and seasonality.

Cash provided by operating activities in the fourth quarter 2015 was $60.6 million, a decrease compared to the $119.3 million provided in the fourth quarter 2014. The fourth quarter 2015 was negatively impacted by Pemex unilaterally extending payment terms to its suppliers, including McDermott.

Full-Year 2015 Operating Results

For the full-year ended December 31, 2015, the Company realized adjusted net income of $65.5 million, or $0.23 per adjusted fully diluted share, excluding restructuring charges of $40.8 million, a legal settlement of $16.7 million and the year-end non-cash mark-to-market pension charge of $26.0 million, compared to an adjusted net loss of $60.8 million, or $0.26 per fully diluted share, excluding restructuring charges of $18.1 million and the year-end non-cash mark-to-market pension gain of $2.9 million in the prior-year. Consolidated GAAP full-year 2015 results were a net loss of $18.0 million, or $0.08 per fully diluted share, compared to a net loss of $76.0 million, or $0.32 per fully diluted share in the prior-year.

The Company reported revenues of $3.1 billion for the year ended December 31, 2015, an increase of $0.8 billion, compared to $2.3 billion for the year ended December 31, 2014. The increase was primarily attributable to progress on INPEX Ichthys, Brunei Shell pipeline replacement and PB Litoral.

The Company reported full-year adjusted operating income of $174.7 million, or an adjusted operating margin of 5.7%, excluding the adjustments mentioned above. These results compare to the full-year 2014 adjusted operating income of $23.7 million, or an adjusted operating margin of 1.0%, excluding the adjustments mentioned above and including $46.2 million of gains on asset sales. Operating income for the full-year was positively impacted by significantly improved project execution, including on the INPEX Ichthys project, where activities remained on schedule, continued progress made on multiple Saudi Aramco projects and installation and hook up of the PB Litoral facilities ahead of schedule.

Cash provided by operating activities in the full-year 2015 was $55.3 million, an increase compared to the $7.0 million provided in the full-year 2014.

The calculations of total and per share adjusted net income and adjusted operating income are shown in the appendix titled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Area Operational Review

	($ in millions, except per share amounts)
	Three Months Ended December 31, 2015
	AEA	MEA	ASA	MDR
New Orders	$93	$36	$349	$478
Revenue	134	242	291	667
Book-to-Bill	0.7x	0.1x	1.2x	0.7x
Adjusted Operating Income	8	32	8	48
Adjusted Operating Margin	5.9%	13.2%	2.7%	7.2%
Capex	7	11	19	37

Operating Income	(20)	33	3	14
Operating Margin	(14.6%)	13.8%	1.1%	2.0%

Americas, Europe and Africa (“AEA”) new orders increased from the sequential quarter, mainly due to two SURF awards, one in the U.S. Gulf of Mexico (“GoM”) and one offshore Trinidad. The Area’s revenue was primarily driven by high activity on PB Litoral. The installation of the PB Litoral facilities was completed offshore Mexico with the installation of the 7200-ton main deck marking the first use of the ‘floatover’ method for installation in Mexico by the Company, which was successfully completed without incident. The final hookup, commissioning and start-up is ongoing and is expected to be complete during the first quarter of 2016. Material deliveries for Ayatsil ‘C’ have started to arrive in the Altamira fabrication yard and assembly activities for the jacket have commenced. During the fourth quarter the Company’s spoolbase facility in Gulfport, Mississippi was handed over to operations for the LLOG Otis pipelines. On the Exxon Julia project, McDermott’s North Ocean 102 (“NO 102”) vessel successfully executed the umbilical and power cable installation phase and the Derrick Barge 50 (“DB50”) completed the second phase of structure installations. The final phase of the Exxon Julia project is well progressed and the DB50 is scheduled to return to the field early in the first quarter of 2016 for the final installation work.

Middle East (“MEA”) new orders decreased from the sequential quarter, due to the Aramco Lump Sum mega award in the third quarter 2015. The Saudi Aramco Karan 45 project has progressed ahead of schedule and the Abu Ali cables project completed ahead of schedule, earning both project teams special commendations from the customer. The Manifa Field Development project offshore installation scope was also successfully completed in the period. Execution of the lump sum project awarded under the second, recently executed Saudi Aramco Long Term Agreement (LTA II) is now proceeding according to schedule. Fabrication of the 12 Jackets remained on track with timely completion and load-out of three jackets ready for installation in the first quarter of 2016. Following the successful loadout and trans-spooling of the longest (54 miles) 115kV submarine composite cable in the area for the Marjan Power Systems project, installation is expected to take place in the first quarter of 2016. Notable achievements in safety were the Jebel Ali yard reaching 30 million man hours lost time incident (“LTI”) free earlier in 2015, and HSES performance levels remaining high through the fourth quarter with zero LTIs to report, both onshore and offshore.

Asia (“ASA”) new orders increased from the sequential quarter, primarily due to the Company’s re-entry into the deepwater, subsea market in India with the ONGC Vashishta award to a consortium with Larsen & Toubro (“L&T”) which is expected to provide the best in-market execution solution. In addition, subsequent to year-end we entered into a long-term, mutually exclusive agreement with L&T which will provide a strategic relationship to address significant offshore and deepwater opportunities in offshore India. On our existing project, INPEX Ichthys, we achieved all of the agreed-upon milestones during the quarter with the project remaining on schedule. In addition, the Company has completed the majority of the INPEX Ichthys project fabrication in the Company’s Batam yard. The project’s HSE performance continues to be strong, achieving over 700 thousand man-hours in the fourth quarter without an LTI. The Company has successfully completed all of the offshore works on the complex Brunei Shell pipeline replacement project. The Derrick Barge 30 (“DB30”) completed 7.8 miles of the operationally challenging Corrosion Resistant Alloy (“CRA”) pipelaying including all the pre-commissioning work. The Emerald Sea completed laying, termination and testing of all subsea umbilicals (total 8.0 miles) and subsea cable (total 6.8 miles). All the marine vessel spreads were demobilized in December 2015. The project required over 2.5 million man-hours and involved approximately 2,800 people working offshore for the 2015 campaign. In the Batam yard, the Company has commenced fabrication of the Yamal LNG onshore modules weighing 22,000 tons.

The DLV 2000 is scheduled for delivery early April with a naming ceremony planned in mid-April at Keppel’s Singmarine Shipyard in Singapore. The vessel has secured scope as part of the current McDermott work schedule for over eighty days on the 2016 marine campaign on the INPEX Ichthys project. In addition, the Company was recently awarded the Woodside Greater Western Flank Phase 2 transportation and installation project, on which the DLV 2000 will perform its first pipelay work.

Cost Structure Progress

McDermott Profitability Initiative (“MPI”) was substantially completed during the fourth quarter 2015, with the move from Singapore to Kuala Lumpur and finalizing of sourcing initiatives due to be completed in the first half of 2016. MPI achieved 2015 in-year cash savings of approximately $115 million, with future annual cash savings expected to be at least $150 million.

In addition, the Company continued its efforts to proactively improve its cost structure by initiating the efficiency driven Additional Overhead Reduction (“AOR”) program during fourth quarter 2015. AOR actions are expected to be substantially complete in the first quarter of 2016, and include personnel reductions affecting direct operating expense and SG&A. Similar to MPI, the objective of AOR is to further address fixed costs while maintaining the capability and capacity potential of the Company. The Company anticipates annualized cash savings of approximately $25 million, and restructuring costs of $5 million in 2016.

The Company’s restructuring costs for the fourth quarter 2015 were $8.7 million and are expected to be approximately $10 million for the full-year 2016 as a result of remaining MPI actions as well as the AOR program. The Company has successfully amended its principal credit facility to allow for the add-back of post 2015 restructuring costs in the calculation of covenant EBITDA up to a maximum of $25 million.

Contract Backlog and Bid Pipeline Summary

	($ in billions)
	Three Months Ended December 31, 2015
	AEA	MEA	ASA	MDR
Backlog	$0.3	$2.6	$1.3	$4.2
Bids & Change Orders Outstanding	1.0	2.3	1.1	4.4
Targets	6.3	4.7	4.2	15.2
Total Revenue Pipeline	7.6	9.6	6.6	23.8

As of December 31, 2015, the Company’s backlog was $4.2 billion, compared to $4.4 billion at September 30, 2015. Of the December 31, 2015 backlog, approximately 69% is related to offshore operations and approximately 31% is related to subsea operations. Order intake in the fourth quarter 2015 totaled $478 million, including the awards of the ONGC Vashishta and the offshore Trinidad installation project, resulting in a book-to-bill ratio of 0.7x.

At December 31, 2015, the Company had bids outstanding and target projects of approximately $19.6 billion in projects that it expects to be awarded in the market through March 31, 2017. In total, the Company’s potential revenue pipeline, including backlog, was $23.8 billion as of December 31, 2015.

2016 Outlook

($ in millions, except per share amounts, or as indicated)
FY’16 Guidance
Revenues	~2.9B
Adjusted Operating Income	~115
Net Interest Expense[1]	~64
Income Tax Expense	~55
Adjusted Net Income	~0
Adjusted Diluted EPS	~0.00
Adjusted EBITDA	~240

Restructuring Expense	~10
Cash Interest / DIC Amortization Interest	~60 / ~14
Covenant EBITDA - TTM[2]	~285
Capex[1]	~260
Ending Cash and Restricted Cash	~580
Ending Gross Debt	~840
Free Cash Flow	~(160)

1)	Net Interest Expense has been reduced by ~$10M for capitalized interest included in Capex.
2)	Exceeds minimum covenant EBITDA required under the Credit Facility of $251 million before use of $28 million available add-back.

~ = approximately

Our full-year 2016 guidance is based on our current view of the business outlook; however, given the macro commodity environment we may see pressure from potential customer capital expenditure spending delays, stronger competitive pricing pressure given contraction in certain markets and lower utilization of our assets. For now, McDermott will continue to concentrate on our highest value proposition opportunities, executing well our existing backlog, customer alignment, our asset utilization and cost/liquidity management. The Company previously provided 2016 guidance in connection with our Investor Day held in November; however, the guidance given at that time was on a GAAP basis, and did not include savings and charges expected to be realized in connection with the Company’s AOR program.

The calculations of total and per share adjusted net income, adjusted operating income and free cash flow are shown in the appendix titled “Reconciliation of Forecast GAAP Financials to Non-GAAP Financial Measures.”

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 238.7 million and 284.1 million for the quarters ended December 31, 2015 and 2014, respectively and 238.2 million and 237.2 million for the years ended December 31, 2015 and 2014, respectively. Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.9 million additional shares, as well as other potentially dilutive shares, were not included in the calculation of diluted weighted average shares for the quarter and year ended December 31, 2015, as well as the year ended December 31, 2014, due to their anti-dilutive effect. For the quarter ended December 31, 2014, the TEUs and other dilutive shares were included in the fully diluted share count due to the Company’s positive net income position. For the quarter and year ended December 31, 2015 and the quarter ended December 31, 2014 the TEUs and other dilutive shares were included in the fully diluted share count for adjusted earnings per share measures. For the year ended December 31, 2014, the TEUs and other dilutive shares were not included in the fully diluted share count due to their anti-dilutive effect.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter and full-year 2015 results today at 4:00 p.m. U.S. Central Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 539-0893, Passcode #22579208. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on the Company’s financials, operations and business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) and module fabrication services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 10,600 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

NON-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The non-GAAP measures we have presented in this press release include non-GAAP Adjusted Operating Income (Loss), non-GAAP Adjusted Operating Margin, the total and diluted per share amounts of non-GAAP Adjusted Net Income (Loss) attributable to the Company, EBITDA, Covenant EBITDA and Free Cash Flow. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided in the supplemental information set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, but are not limited to, statements about backlog, bids outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected value, scope, execution and timing of projects discussed, the expected timing of delivery of the DLV 2000, future annual cash savings to be realized from the McDermott Profitability Initiative, the expected savings and costs related to the Additional Overhead Reduction program, McDermott’s earnings and other guidance for the full year of 2016 and 2016 outlook. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and business partners, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

CONTACT:

Investors & Financial Media

Kathy Murray

Vice President, Treasurer and Investor Relations

281.870.5147

kamurray@mcdermott.com

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands)
Revenues	$667,418	$806,400	$3,070,275	$2,300,889

Costs and Expenses:
Cost of operations	569,342	718,951	2,691,284	2,113,013
Selling, general and administrative expenses	73,106	51,475	217,239	208,564
Impairment loss (recovery)	—	1,662	6,808	(9,002)
Loss (gains) on asset disposals	—	161	1,443	(46,201)
Restructuring expenses	8,693	6,001	40,819	18,113

Total costs and expenses	651,141	778,250	2,957,593	2,284,487

Loss from Investments in Unconsolidated Affiliates	(2,738)	(2,201)	(21,486)	(7,848)

Operating Income (Loss)	13,539	25,949	91,196	8,554

Other Income (Expense):
Interest income (expense), net	(11,879)	(10,346)	(50,058)	(60,877)
Gain (loss) on foreign currency, net	434	7,091	(464)	7,234
Other income (expense), net	1,350	(128)	2,450	(232)

Total other expense	(10,095)	(3,383)	(48,072)	(53,875)

Income (loss) before provision for income taxes and noncontrolling interests	3,444	22,566	43,124	(45,321)

Provision for income taxes	21,459	10,332	51,963	20,073

Net Loss	(18,015)	12,234	(8,839)	(65,394)

Less: net income attributable to noncontrolling interest	653	4,059	9,144	10,600

Net loss attributable to McDermott International, Inc.	$(18,668)	$8,175	$(17,983)	$(75,994)

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands, except share and per share amounts)

Net income (loss) attributable to McDermott International, Inc.	$(18,668)	$8,175	$(17,983)	$(75,994)

Weighted average common shares (basic)	238,670,881	237,130,209	238,240,763	237,229,086
Effect of dilutive securities:
Tangible equity units	—	40,896,300	—	—
Stock options, restricted stock and restricted stock units	—	6,114,944	—	—

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	238,670,881	284,141,453	238,240,763	237,229,086

Loss per share
Net loss attributable to McDermott International, Inc.
Basic:	$(0.08)	$0.03	$(0.08)	$(0.32)
Diluted:	$(0.08)	$0.03	$(0.08)	$(0.32)

SUPPLEMENTARY DATA

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In thousands)
Depreciation & amortization expense	$24,352	$24,530	$100,334	$93,185
Drydock amortization	4,037	4,152	17,947	19,719
Capital expenditures	36,733	104,661	102,851	321,187
Backlog	4,231,447	3,600,999	4,231,447	3,600,999

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$664,844	$665,309
Restricted cash and cash equivalents	116,801	187,585
Accounts receivable – trade, net	208,474	143,370
Accounts receivable – other	66,689	79,915
Contracts in progress	435,829	357,617
Deferred income taxes	8,133	7,514
Other current assets	34,641	46,071

Total Current Assets	1,535,411	1,487,381

Property, Plant and Equipment	2,467,352	2,487,815
Less accumulated depreciation	(856,493)	(830,467)

Net Property, Plant and Equipment	1,610,859	1,657,348
Accounts Receivable – Long-Term Retainages	155,061	137,468
Investments in Unconsolidated Affiliates	26,551	38,186
Deferred Income Taxes	10,689	17,313
Other Assets	48,505	79,183

Total Assets	$3,387,076	$3,416,879

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$24,882	$23,678
Accounts payable	279,821	219,384
Accrued liabilities	330,943	369,749
Advance billings on contracts	164,773	199,865
Deferred income taxes	17,273	19,753
Income taxes payable	23,787	25,165

Total Current Liabilities	841,479	857,594

Long-Term Debt	819,001	840,791
Self-Insurance	18,653	17,026
Pension Liability	24,066	18,403
Non-current Income Taxes	52,559	49,229
Other Liabilities	84,597	94,722
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 246,841,128 and 245,209,850 shares, respectively	246,841	245,210
Capital in excess of par value (including prepaid common stock purchase contracts)	1,687,059	1,676,815
Accumulated Deficit	(260,884)	(239,572)
Treasury stock, at cost: 7,824,204 and 7,400,027 shares, respectively	(92,262)	(96,441)
Accumulated other comprehensive loss	(93,955)	(97,808)

Stockholders’ Equity - McDermott International, Inc.	1,486,799	1,488,204
Noncontrolling interest	59,922	50,910

Total Equity	1,546,721	1,539,114

Total Liabilities and Equity	$3,387,076	$3,416,879

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Cash flows from operating activities:
Net Loss	$(8,839)	$(65,394)	$(489,910)
Non-cash items included in net loss:
Depreciation and amortization	100,334	93,185	84,580
Drydock amortization	17,947	19,719	18,467
Loss (gain) on asset impairments	6,808	(9,002)	84,482
Stock-based compensation charges	16,593	18,565	21,100
Loss from investments in unconsolidated affiliates	21,486	7,848	16,116
Loss (gain) on foreign currency-net	6,238	(10,310)	(13,247)
Restructuring expense (gain)	7,473	(2,310)	18,044
Loss (gain) on asset disposals	1,443	(46,201)	(15,200)
Deferred income taxes	3,525	891	(5,359)
Pension expense	19,821	(4,291)	(3,865)
Debt issuance cost amortization	12,767	22,915	3,715
Other non-cash items	1,269	686	(2,164)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(82,697)	166,385	30,156
Contracts in progress net of advance billings on contracts	(113,338)	(10,695)	171,397
Accounts payable	78,646	(154,439)	(17,493)
Accrued and other current liabilities	(33,969)	(2,801)	(22,155)
Pension liability	(1,506)	(1,861)	(30,828)
Income taxes	1,778	(4,668)	(54,431)
Other assets and liabilities	(507)	(11,262)	(50,016)

Total cash provided by (used in) operating activities	55,272	6,960	(256,611)

Cash flows from investing activities:
Purchases of property, plant and equipment	(102,851)	(321,187)	(283,962)
(Increase) decrease in restricted cash and cash equivalents	70,784	(163,933)	(5,536)
Purchases of available-for-sale securities	—	(3,695)	(10,535)
Sales and maturities of available-for-sale securities	3,176	12,978	43,959
Investments in unconsolidated affiliates	(7,038)	(2,420)	(9,354)
Proceeds from asset dispositions	10,724	71,961	37,386
Other investing activities	417	(2,706)	(3,113)

Total cash used in investing activities	(24,788)	(409,002)	(231,155)

Cash flows from financing activities:
Proceeds from debt	—	1,328,875	296,000
Repayment of debt	(26,938)	(298,534)	(310,146)
Issuance of common stock	682	327	68
Repurchase of common stock	(1,720)	(1,707)	(1,106)
Payment of debt issuance costs	(170)	(39,112)	(4,905)
Distributions to noncontrolling interests	—	(6,352)	(13,743)
Acquisition of noncontrolling interest	(24)	(32,943)	—

Total cash provided by (used in) financing activities	(28,170)	950,554	(33,832)

Effects of exchange rate changes on cash and cash equivalents	(2,779)	(1,905)	153

Net increase (decrease) in cash and cash equivalents	(465)	546,607	(521,445)

Cash and cash equivalents at beginning of year	665,309	118,702	640,147

Cash and cash equivalents at end of year	$664,844	$665,309	$118,702

Supplemental Cash Flow Information:
Cash paid during the period for:
Income taxes (net of refunds)	$40,560	$26,661	105,444
Cash paid for interest, net of amounts capitalized	40,690	28,390	—
Supplemental Disclosure of Noncash Investing Activities:
Non-cash investment in unconsolidated affiliates	2,396	—	—
Capital lease	—	3,407	—
Supplemental Disclosure of Noncash Financing Activities:
Non-cash acquisition of noncontrolling interest	—	11,136	—

McDERMOTT INTERNATIONAL, INC

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

McDermott reports our financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
(In thousands, except share and per share amounts)

GAAP Net Income (Loss) Attributable to the Company	$(18,668)	$8,175	$(17,983)	$(75,994)

Less: Adjustments
Restructuring charges[2]	8,693	6,001	40,819	18,113
Non-cash actuarial loss (gain) on benefit plans[3]	26,013	(2,938)	26,013	(2,938)
Legal settlement[4]	—	—	16,682	—

Total Non-GAAP Adjustments	34,706	3,063	83,514	15,175

Non-GAAP Adjusted Net Income (Loss) Attributable to the Company	$16,038	$11,238	$65,531	$(60,819)

GAAP Operating Income	$13,539	$25,949	$91,196	$8,554
Non-GAAP Adjustments	34,706	3,063	83,514	15,175

Non-GAAP Adjusted Operating Income	$48,245	$29,012	$174,710	$23,729

Non-GAAP Adjusted Operating Income Margin	7.2%	3.6%	5.7%	1.0%

GAAP Diluted EPS	$(0.08)	$0.03	$(0.08)	$(0.32)
Non-GAAP Adjustments	0.14	0.01	0.31	0.06

Non-GAAP Diluted EPS	$0.06	$0.04	$0.23	$(0.26)

Shares used in computation of loss per share:
Basic	238,670,881	237,130,209	238,240,763	237,229,086
Diluted	282,701,538	284,141,453	281,531,013	237,229,086

	Three Months Ended
	December 31, 2015
	AEA	MEA	ASA	Corporate
(In thousands)

Revenues	$134,415	$242,188	$290,815	$—

GAAP Operating Income (Loss)	(19,616)	33,275	3,290	(3,410)

GAAP Operating Margin	(14.6%)	13.8%	1.1%

Less: Adjustments
Total Non-GAAP Adjustments	27,597	(783)	4,538	3,354

Non-GAAP Operating Income (Loss)	7,981	32,492	7,828	(56)

Non-GAAP Adjusted Operating Margin	5.9%	13.2%	2.7%

[1]	Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, in each case excluding the impact of certain identified items. We believe that adjusted net income (loss) and adjusted operating income are useful measure for investors to review because they provide a consistent measure of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as a measure of the performance of our operations. However, Non-GAAP measures should not considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.
[2]	Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fee, contract terminations and asset impairments.
[3]	Non-cash actuarial loss (gain) on benefit plans represents mark-to-market adjustment recorded in the fourth quarter of each respective year.
[4]	Costs related to a legal settlement of $16.7 million were recorded during the third quarter of 2015.

McDERMOTT INTERNATIONAL, INC

RECONCILIATION OF FORECAST GAAP FINANCIALS TO NON-GAAP FINANCIAL MEASURES

This press release includes several forward-looking Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The forward looking financial measures are within reasonable measure. The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

Year Ended December 31, 2016
(In thousands, except per share amounts)

GAAP Net Income (Loss) Attributable to the Company	$(10,000)

Less: Adjustments
Restructuring charges[2]	10,000

Total Non-GAAP Adjustments	10,000

Non-GAAP Adjusted Net Income (Loss) Attributable to the Company	$—

GAAP Operating Income	$105,000
Non-GAAP Adjustments	10,000

Non-GAAP Adjusted Operating Income	$115,000

GAAP Diluted EPS	$(0.04)
Non-GAAP Adjustments	0.04

Non-GAAP Diluted EPS	$0.00

Cash flows from operating activities	$100,000
Capital expenditures	(260,000)

Free cash flow	$(160,000)

GAAP Net Income (Loss) Attributable to the Company	$(10,000)
Add:
Total Adjustments	240,000

EBITDA	$230,000

EBITDA	$230,000
Non-GAAP Adjustments	10,000

EBITDA	$240,000

Twelve Months Ended December 31, 2016
(In thousands)

GAAP Net Income (Loss) Attributable to the Company	$(10,000)

Total Adjustments	295,000

Calculated Covenant EBITDA attributable to McDermott International, Inc.	$285,000

Calculated Covenant EBITDA attributable to McDermott International, Inc./TTM	$285,000

[1]	Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, operating income, operating margin, EBITDA and Adjusted EBITDA, in each case excluding the impact of certain identified items. We believe that these measures are useful measures for investors to review because they provide a consistent measure of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. However, Non-GAAP measures should not considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.